Exhibit 10.8

bond

2024-01-02

Michael Lambert 250

Marticville Rd

Conestoga, PA 17516

Dear Michael,

TG-17, Inc., a Delaware corporation, doing business as Bond, (the “Company”), is pleased to offer you this offer of employment on the following terms:

Position. Your initial title will be Global Head of Sales and you will initially report to the CEO. This is a full-time position. You will be expected to perform duties as are normally associated with your position and such duties as are assigned to you from time to time, subject to the oversight and direction of your manager. The Company may change your position and duties from time to time in its discretion. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) without the Company’s express written consent. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Upon commencement of employment, you will perform your services at the Company’s US headquarters as designated by the Company. Some work will also be conducted at other locations such as prospect and partner offices, conferences, home office and other remote locations based on the situation.

Base Salary and Commission. Upon your commencement of employment, the Company will pay you a starting annual base salary at the rate of $240,000 per year, payable in accordance with the Company’s standard payroll schedule. In addition, you will have a commissions plan targeted at $250,000 per year (“Commissions Target”). This base salary and commissions will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

1. Commission Compensation. From the date your employment commences you will be eligible to earn commission compensation (“Commissions”) according to the following Commissions terms (the “Commissions Terms”). Your eligibility for Commissions and the Commissions terms herein may be altered or terminated by the Company at any time in its sole discretion.

(a) To be eligible for a Commission, all of the following conditions must have been met, as determined by the Company: (1) the Company has received and accepted a Booking (as defined below), (2) the sale price of the services is fixed or determinable, and (3) you are employed by the Company on the date all of the preceding conditions are satisfied. However, for deaIs for which a Booking is procured before the termination of your employment, you will receive Commissions on such Bookings provided that all of the other conditions of this Letter are met. After that date, you will no longer be entitled to any Commission based on a Booking you procured during your employment.

(b) Commissions are calculated as your Individual Commission R.te (“ICR”) multiplied by the Bookings value.

(c) Your ICR will be calculated at the first month of employment using t formula: 2024 Commission Target divided by your 2024 annual gross booking target.

(d) A “Booking” is a written, signed, and valid client contract for Bo Security Platform (PSP).

(e) Commissions are paid monthly Bookings, 30 days after the end of the month. Except as otherwise provided in this Letter, Commission paid will be clawed-back if the client does not pay its invoice within 30 days of agreed payment terms. Multi-year deal commissions are paid annually starting on the effective date of the first years’ Booking and on the anniversrrv date(s) thereafter in accordance with the commission plan for those respective year(s), and will b potentially viewed as renewals.

(f) A guaranteed commission (non-recoverable draw) of $62,500 will be paid at the end of the first calendar quarter of 2024. The Recoverable draw covers the initial 2 % of your 2024 Commission Target. You will only be eligible to earn additional commissions on every incremental Booking exceeding 25% from your 2024 Commission Target.

(g) A recoverable draw of $50,000 (which is part of your Commission arget) will be paid 60 days after your resignation from your current employer. This recoverable aw will be considered as advance payment that will be paid back to the Company in three equaI quarterly installments starting Q2’24 unless you generate enough Bookings to cover such repayment. For the avoidance of doubt, the Bookings you should generate for the purpose of calculating your monthly earnings and\or quarterly repayment of the recoverable draw will be coupled with sales target of the non-recoverable draw in section (f) above.

2. Incentive Compensation. In addition, upon your commencement of employment, you will be eligible to be considered for a quarterly incentive payout pursuant to the Company’s Continuous Excellence and Alignment Objectives (CEAO) Compensation Plan. Your annual target CEAO payout is $10,000. Your quarterly target CEAO payout is $2,500. The CEAO payout (if any) will be awarded quarterly based on objective and/or subjective criteria established by the CEO. The CEAO payment, if any, for your first quarter will be prorated based on the number of days you are employed by the Company during such quarter. Beginning with the first full quarter of employment, in order to be eligible to receive a quarterly CEAO payout, you must be employed by the Company for the entire quarter to which the CEAO payout applies. Whether you earn a CEAO payout for any given quarter, and the amount of any such payout, will be determined by the CEO in their sole discretion. The determin ions of the CEO with respect to your CEAO payout will be final and binding. No CEAO payouts are guaranteed, and no partial or prorated bonuses will be provided (other than your initial quarterly CEAO paymer’ as stated above).

3. Employee Benefits. As a regular full-time employee of the Company, ou will be eligible to participate in the Company-sponsored benefit plans in accordance with the terms o such plans when established. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. The Company may modify benefits from tim to time, in its discretion.

4. Stock Options. Subject to your commencement of employment and the a,p roval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option o purchase 2,086,384 shares of the Company’s Common Stock (the “Option”). Should Bond raise seri s C funding before July 1 2024, Bond will grant you stock options in order to get your total stock opt on grant to 0.75% of total outstanding shares. The Vesting Commencement Date will be the day you start at the Company and the Option is subject to a one-year cliff. You will vest in 25% of the Option . hares after 12 months of continuous service following the Vesting Commencement Date, and the balaice will vest in equal monthly installments over the next 36 months of continuous service, as desc ibed in the applicable Stock Option Agreement. The exercise price per share of the Option will be de ermined by the Board of Directors or the Compensation Committee when the Option is granted and wil not be less than the fair market value per share of the Company’s Common Stock. The Option will be s bject to the terms and conditions applicable to options granted under the Company’s Amended and Re tated 2017 Equity Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agre ment. The Company makes no representations regarding the value of your Option or the underlying Co mon Stock either now or in the future. Notwithstanding the foregoing, if within six months before o 12 months following a Change in Control, (i) the Employee’s continuous Service is involuntarily termin.ted without Cause, or (ii) the Company terminates the Employee’s continuous Service for Good Reason, and in either case other than as a result of death or disability, and provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section l.409A-l(h), then 50Vo from the unvested option will immediately become fully vested, and the Right of Repurchase shal lapse with respect to the vested Shares subject to the option, as of the effective date of such termina ion.

5. Severance Benefits

(a) General. If you are subject to a termination without cause, then you will be entitled to the benefits described in this section 5. However, this section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a me ber of the Boards of Managers or Boards of Directors of the Company and all if its subsidiaries, t the extent applicable, and (iii) have executed a release of all claims for wages and earnings that yow may have against the Company or persons affiliated with the Company. The release must be i the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). he Release Deadline will in no event be later than 50 days after your separation. If you fail to return he release on or before the Release Deadline, or if you revoke the release, then you will not be en itled to the benefits described in this section 5. The requirement of the execution of the release to qu lify for the severance payment under this section 5, shall have no effect on your rights to enforc Section 4 above.

(b) Salary Continuation. If you are subject to a Termination without , ause, then the Company will continue to pay your base salary for a period of three (3) months after your separation. Your based salary will be paid at the rate in effect at the time of your separ tion and in accordance with the Company’s standard payroll procedures. The salary continuation pa ments will commence within 60 days after your separation and, once they commence, will include ny unpaid amounts accrued from the date of your separation. However, if the 60-day period desc ibed in the preceding sentence spans two calendar years, then the payment will in any event begin in the second calendar year.

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attache, hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no speci 1c period of time. Your employment with the Company will be “at will,” meaning that either you or th Company may terminate your employment at any time and for any reason, with or without cause. y contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although you job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures change from time to time, the “at will” nature of your employment may only be changed i an express written agreement signed by you and a duly authorized officer of the Company (other than ou).

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this lette agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice re arding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not ma ,e any claim against the Company or its Board of Directors related to tax liabilities arising from your corhpensation.

9. Company Equipment. Upon the Company’s request or the separation of e ployment, the Employee shall return to the Company within 7 days, all equipment belonging to the ompany in good and working form (including without limitation, laptop, computer etc., if applicabl •), and any documents and information, including all records, products and samples received by the Com1any and/or in the course of his employment with the Company, and any copies, reproductions and summaries thereof, as well as any notes, memoranda or other documentation and materials, in the Employee’s possession or control or that were provided to the Employee and belong to the Company w ether in the form of magnetic or digital media, formula, letter, certificate, copy, picture, movie etc., re ated in any manner, directly or indirectly, to the Company, even if same were created by the Employee. ou may be held financially responsible for any equipment not returned within 7 days of separation an from the company.

10. Interpretation, Amendment and Enforcement. This letter agreement along with the PIIA to be executed prior to commencement of employment, constitute the complet agreement between you and the Company, contain all of the terms of your employment with the C mpany and supersede and replace any prior agreements, representations or understandings (whether vyritten, oral, implied or otherwise) between you and the Company. This letter agreement may not be . mended or modified, except by an express written agreement signed by both you and a duly authoriz d officer of the Company (other than you). The terms of this letter agreement and the resolution of an disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, rel ed to, or in any way connected with, this letter agreement, your employment with the Company o any other relationship between you and the Company (the “Disputes”) will be governed by New York la , excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusi e personal jurisdiction of the federal and state courts located in New York in connection with any Dis ute or any claim related to any Dispute.

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In your work for the Company, you will be expected not to use or isclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which s otherwise provided or developed by the Company. By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by any party including, a current or forme employer. You also represent that you have informed the Company of any such restrictions and provided the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. ou further confirm that you have not removed or taken (and will not remove or take) any d cuments or proprietary data or materials of any kind, electronic or otherwise, with you from you current or former employer or any other person to whom you have an obligation of confidentiality tot e Company without their prior written authorization. If you have any questions about the ownership , f particular documents or other information, discuss such questions with your former employer befo e removing or copying the documents or information.

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We hope that you will accept our offer to join the Company. You may i dicate your agreement with these terms and accept this offer by signing and dating both the enclos .. d duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to april.little@ourbond.com. This offer, if not accepted, will ~~expire on Friday, January 5th, 2024 at 5:00 PM ET~~. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work i the United States, including your completion of Section 1 of Form I-9 (Employment Eligibility Verific tion). Your employment is also contingent upon our receipt of satisfactory results from a backgr ·und check, which you authorize us to complete, and any other verifications which we require. Your mployment is further contingent upon your starting work with the Company.

If you have any questions, please feel free to contact me via email at usfinance@ourbond.com.

Very truly yours,

TG-17, Inc.

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	CEO

I have read and accept this employment offer:
TG-17, Inc.

/s/ Michael T. Lambert
Candidate Name: Michael T. Lambert
Date: January 17, 2024

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

September 9, 2024

Michael Lambert 250 Marticville Road

Conestoga, PA 17516 Dear Michael,

This letter confirms the change in your annual base and CEAO compensation with TG-17, Inc. (the “Company”).

1.	Reduction in Annual CEAO. Effective Date, your annual CEAO will be reduced from $10,000 to $0. This reduced pay will remain in effect until further written notice from me.

2.	Reduction in Annual Base Salary. Effective Date, you annual Salary will be reduced from $240,000 to $225,000, less all applicable withholdings. This reduced pay rate will remain in effect until further written notice from me.

3.	At-Will Employment. Your employment with the Company remains “at will” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.

4.	Entire Agreement. This letter supersedes all prior agreements (whether verbal or written) or representations between you and the Company related to the subject matter of this letter.

Please confirm your receipt of this letter by signing it below and returning to me. Sincerely,

/s/ Doron Kempel
Doron Kempel CEO

I HAVE READ AND UNDERSTAND THIS LETTER

Signature:	/s/ Michael T. Lambert
Date:	09/10/2024

85 Broad Street, 9th Floor, New York, NY 10004